Exhibit 99.1

NEWS RELEASE

CONTACT:	PadillaCRT
Shawn Brumbaugh
shawn.brumbaugh@padillacrt.com
612-455-1754

Arctic Cat Reports Fiscal 2015 Third Quarter Results

Quarterly earnings of $0.57 per diluted share, or $0.68 as adjusted,

on sales of $193.7 million;

Year-to-date sales increased 3 percent;

Management resets full-year sales and earnings outlook for fiscal 2015

MINNEAPOLIS, January 28, 2015 – Arctic Cat Inc. (NASDAQ: ACAT) today reported net earnings of $7.5 million, or $0.57 per diluted share, on net sales of $193.7 million for the fiscal 2015 third quarter ended December 31, 2014. Arctic Cat’s adjusted earnings totaled $0.68 per diluted share, excluding executive transition costs of $0.11 per diluted share, in the 2015 third quarter. In the prior-year quarter, Arctic Cat reported net earnings of $12.1 million, or $0.89 per diluted share, on net sales of $225.8 million.

Commented Christopher Metz, Arctic Cat’s president and chief executive officer: “Since I joined the company as CEO in December, I have learned a great deal about Arctic Cat’s strengths, opportunities and challenges. My short time here has reinforced my belief that Arctic Cat is an iconic brand in a growing industry, with significant potential to improve its top- and bottom-line results. We currently are developing our strategic growth plans. However, I can say with confidence that we will seek to spur growth through additional OEM partnerships and small bolt-on acquisitions that enable us to quickly expand our expertise and capabilities, and drive even faster product innovation. We also will assist our dealers in aggressively reducing non-current inventory and providing marketing support, which in turn will accelerate wholesale and retail growth of new, innovative products. Overall, I am excited about the company’s long-term future.”

Operating Review

Arctic Cat’s fiscal 2015 third-quarter net sales were down 14 percent to $193.7 million versus the prior-year quarter. The company continued to see strong retail growth in sales of its Wildcat™ recreational off-highway vehicle (ROV) line and gained further market share in this category. Snowmobile sales in the quarter were negatively impacted by the timing of shipments to Arctic Cat’s OEM partner that moved to the fiscal 2015 first and second quarters. Following strong snowmobile retail sales and market share gains in fiscal 2014, Arctic Cat will have higher snowmobile sales to its dealers for the current full fiscal year.

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Gross profit margin in the 2015 third quarter rose slightly to 18.0 percent compared to 17.8 percent in the prior-year quarter, primarily due to improved product mix.

Operating profit in the 2015 third quarter was $5.9 million versus $18.4 million in the same quarter last year. Contributing to the decline was the impact of unfavorable Canadian currency exchange, as approximately 30 percent of Arctic Cat’s annual sales are to Canada, and increased general and administrative expenses, including executive management transition and legal costs. The company also continued to increase investment in research and development to ensure a strong pipeline of new products and technologies.

Arctic Cat ended the 2015 third quarter with a strong balance sheet. The company had cash and short-term investments totaling $67.5 million at quarter end, up from $62.5 million in the year-ago quarter, and no long-term debt.

For the nine months ended December 31, 2014, Arctic Cat’s net earnings were $26.4 million, or $2.02 per diluted share, compared to $41.0 million, or $2.99 per diluted share, in the prior-year period. Arctic Cat’s adjusted earnings totaled $2.47 per diluted share, excluding an executive severance charge of $0.08 per diluted share in the 2015 first quarter, a warranty expense charge of $0.26 per diluted share recorded in the fiscal 2015 second quarter, and executive transition costs of $0.11 per diluted share in the 2015 third quarter. Year to date, the company’s net sales increased 3 percent to $599.9 million versus net sales of $585.1 million in the year-ago first nine months.

Business Line Results

ATVs/Side-by-Sides – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and side-by-sides totaled $83.9 million, up 7 percent compared to prior-year sales of $78.2 million. Contributing to sales was growth in Wildcat ROVs, while core ATV sales were down. During the quarter, the company continued its efforts to lower core ATV inventory at its North America dealers.

“We are very pleased that retail sales of our side-by-side Wildcat ROVs grew at twice the industry average in calendar 2014,” said Metz. “Dealer and consumer response to our expanding Wildcat line is enthusiastic and we expect further gains in the ROV segment, driven by new products and technologies.” In early February, Arctic Cat plans to introduce a new Prowler ROV for the 2016 model year.

Arctic Cat unveiled 15 new 2015 models of ATVs and ROVs. Adding to its expanding line of side-by-sides, in mid-September Arctic Cat introduced three Wildcat Sport models on a new 60-inch wide chassis. The new chassis’ width offers consumers a mid-sized option between the original Wildcat and the recently introduced Wildcat Trail model, with its narrower 50-inch stance. Arctic Cat also debuted the Wildcat Trail Limited EPS, which is a more fully featured version of the Wildcat Trail with its

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50-inch wide chassis, and the Prowler XT side-by-side recreation model. In addition, new 2015 model year ATVs included the all-new XR line designed for the sport utility segment and the TRV® 1000 XT EPS, with its two-person seating for the touring category.

Snowmobiles – Snowmobile sales in the fiscal 2015 third quarter totaled $81.5 million versus $118.1 million in the prior-year quarter, primarily due to the timing of OEM shipments, which moved to the 2015 first and second quarters.

Commented Metz: “We are very pleased with our continued OEM snowmobile partnership. Sales of Arctic Cat’s snowmobiles and the parts, garments and accessories business have grown under this partnership and contributed to our operating income. We see long-term potential from this and other future OEM and strategic alliances.”

For the 2015 model year, Arctic Cat introduced 15 new snowmobiles, including the expanded model offering of Arctic Cat’s first designed and built 2-stroke snowmobile engine, the 6000 C-TEC2. Since its introduction, sales of this powerful, lightweight and fuel-efficient engine have more than doubled for fiscal 2015. The 6000 C-TEC2 engine contributed to SuperTrax Magazine naming Arctic Cat’s ZR 6000 LXR as the winner of its Best-in-Class 600.

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2015 third quarter were $28.3 million versus $29.5 million in the prior-year quarter. All areas of the company’s PG&A business performed well in the quarter with the exception of snow-related parts, which were impacted by the lack of snow. Year to date, Arctic Cat’s ATV/ROV accessories sales have increased 14 percent.

Fiscal 2015 Full-Year Outlook

Commented Metz: “Fiscal 2015 is a challenging year of transition where we are resetting our strategic priorities to deliver improved long-term performance. At this time, we are lowering our fiscal 2015 full-year outlook for sales and earnings, as we work through existing challenges. As we stated in the 2015 second quarter, one of our biggest challenges is rightsizing our core North America ATV dealer inventory levels. Bold actions are necessary to return to growth.”

To accelerate the company’s core ATV inventory reduction plan, Arctic Cat will take a $7 million charge in the 2015 fourth quarter that will enable it to reduce dealers’ non-current inventory at a much faster pace than previously planned. Additionally, the company expects lower international sales in fiscal 2015, including sales to Russia, due to macroeconomic headwinds and reflecting the increased unfavorable Canadian currency exchange, as approximately 30 percent of Arctic Cat’s annual sales are to Canada.

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Added Metz: “Looking ahead, an improved dealer inventory position will allow us to launch more new products and increase sales. In addition, our strong cash position gives us the flexibility to make investments to grow the business through innovative products, strategic and OEM partnerships, and bolt-on acquisitions. We believe the company has terrific opportunities to return to growth and create shareholder value.”

For the fiscal year ending March 31, 2015, Arctic Cat now estimates fiscal 2015 full-year sales in the range of $705 million to $715 million and net earnings of $0.36 to $0.44 per diluted share. Arctic Cat’s fiscal 2015 outlook includes: executive severance charge of $0.08 per diluted share recorded in the first quarter; warranty expense charge of $0.26 per diluted share recorded in the second quarter; executive transition costs of $0.11 per diluted share in the 2015 third quarter and about $0.03 per diluted share in the 2015 fourth quarter; estimated dealer inventory reduction of $0.40 per diluted share; and the anticipated unfavorable Canadian currency impact of up to $0.80 per diluted share for the fiscal 2015 full year. Excluding the impact of the recall, severance, inventory reduction and executive transition costs, the company anticipates fiscal 2015 earnings in the range of $1.24 to $1.32 per diluted share, as adjusted. The new earnings guidance excludes any new CFO transition costs that could be incurred in fiscal 2015. Previously, Arctic Cat anticipated full-year net earnings of $1.55 to $1.65 per diluted share on net sales in the range of $745 million to $755 million.

Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the live call, dial 1-800-768-6563, passcode 5885056. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through February 4, 2015, by dialing 1-888-203-1112, passcode 5885056.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words

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“aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2015 outlook, business strategy, expected product introductions and demand. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; unexpected delays in the introduction of new products; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2014, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL RESULTS FOLLOW

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ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Net Sales
Snowmobile & ATV Units	$165,453	$196,295	$512,813	$503,285
Parts, Garments & Accessories	28,282	29,495	87,040	81,798

Total Net Sales	193,735	225,790	599,853	585,083
Cost of Goods Sold
Snowmobile & ATV Units	140,158	166,994	422,923	402,650
Parts, Garments & Accessories	18,664	18,583	56,135	51,386

Total Cost of Goods Sold	158,822	185,577	479,058	454,036

Gross Profit	34,913	40,213	120,795	131,047
Operating Expenses
Selling & Marketing	11,757	9,726	30,812	28,836
Research & Development	6,496	5,723	18,463	17,291
General & Administrative	10,797	6,372	36,026	21,802

Total Operating Expenses	29,050	21,821	85,301	67,929

Operating Profit	5,863	18,392	35,494	63,118
Other Income (Expense)
Interest Income	8	6	18	22
Interest Expense	(97)	(96)	(346)	(136)

Total Other Expense	(89)	(90)	(328)	(114)

Earnings Before Income Taxes	5,774	18,302	35,166	63,004
Income Tax Expense (Benefit)	(1,713)	6,182	8,721	22,051

Net Earnings	$7,487	$12,120	$26,445	$40,953

Net Earnings Per Share
Basic	$0.58	$0.90	$2.05	$3.07

Diluted	$0.57	$0.89	$2.02	$2.99

Weighted Average Shares Outstanding:
Basic	12,941	13,420	12,920	13,338

Diluted	13,062	13,657	13,072	13,698

	December 31,
Selected Balance Sheet Data:	2014	2013
Cash and Short-term Investments	$67,492	$62,536
Accounts Receivable, net	59,102	74,123
Inventories	144,577	137,189
Total Assets	352,013	340,642
Short-term Bank Borrowings	0	0
Total Current Liabilities	136,891	120,456
Long-term Debt	0	0
Shareholders’ Equity	206,196	211,914

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	Three Months Ended December 31,			Nine Months Ended December 31,
Product Line Data:	2014	2013	Change	2014	2013	Change
Snowmobiles	$81,523	$118,061	-31%	$295,466	$276,060	7%
All-Terrain Vehicles	83,930	78,234	7%	217,347	227,225	-4%
Parts, Garments & Accessories	28,282	29,495	-4%	87,040	81,798	6%

Total Sales	$193,735	$225,790	-14%	$599,853	$585,083	3%

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